news release

QLT ANNOUNCES INTERIM DATA FROM A PHASE II CLINICAL TRIAL AND
A DEVICE STUDY FOR THE PUNCTAL PLUG DRUG DELIVERY SYSTEM

For Immediate Release

July 28, 2009

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced encouraging interim data from an ongoing Phase II clinical trial and a device study for the punctal plug delivery system. These studies are part of a development program that is being conducted by QLT’s wholly-owned subsidiary, QLT Plug Delivery, Inc.

Preliminary interim results from the ongoing Phase II clinical trial of the 44-µg Latanoprost Punctal Plug Delivery System (L-PPDS) show that the mean change in intraocular pressure (IOP) from baseline was -3.5 mmHg at the Week 4 visit with 36% of patients having an IOP decrease from baseline >5 mmHg. The 44-µg L-PPDS employs an early, proprietary punctal plug prototype, and based on a review of the preliminary data, it was well tolerated.

These results from the ongoing Phase II clinical trial evaluating the safety, efficacy, and dosing of the L-PPDS for the treatment of open angle glaucoma (OAG) and ocular hypertension (OH) are based on IOP data from 47 patients treated with the 44-µg L-PPDS for four weeks. The objective of this trial is to evaluate two doses of latanoprost (44 µg and 81 µg) to contribute data to identify the most promising formulations for a Phase II dose-ranging and a subsequent Phase III registration trial. Subjects are currently enrolling to receive the 81-µg dose formulation, and the Company plans to initiate clinical evaluations of two to three additional higher dose formulations later this year. The goal of these studies is to identify novel formulations that achieve a >5 mmHg drop in mean IOP.

The 44-µg L-PPDS is roughly equivalent to 29 latanoprost eye drops, or about one-third the amount of drug in eye drops given continuously over three months. The 81-µg L-PPDS is roughly equivalent to 54 latanoprost eye drops, or about 60% of the amount of drug in eye drops given continuously over three months.

Concurrent with the Phase II clinical trial, punctal plug prototype designs for the sustained delivery system are being tested in an ongoing multicenter study in more than 500 healthy volunteers. Safety, tolerability, comfort, ease of handling and insertion/removal, and retention are being assessed in this study. The overall goal for development is to achieve 90% retention for 90 days. Based on currently available data, preliminary results for one family of designs show an overall retention rate of 75% after eight weeks of follow-up. While this does not yet meet the Company’s retention criteria, designs are continuing to be refined and evaluated, with longer-term follow-up on the improved designs anticipated by year-end.

“We are pleased with the progress of our Phase II clinical trial and device program,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “The interim data we announced today are encouraging and are in line with the data we reported from our earlier CORE study. The results observed at Week 4 are clinically meaningful and similar to the IOP decrease we saw in the CORE study at the same time point. We believe there is sufficient room to increase the dose of latanoprost to further increase reduction in IOP while maintaining a favorable safety profile, and we look forward to updating you on the clinical progress of our higher dose evaluations. We continue to refine our designs for punctal plugs and anticipate that these will lead to improved retention rates in ongoing clinical trials.”

The 44-µg Phase II Study
This study includes two cohorts and is an ongoing, Phase II, open-label, multicenter study conducted to investigate the safety and preliminary efficacy of L-PPDS containing either 44-µg (first cohort) or 81-µg (second cohort) of latanoprost, a prostaglandin analogue, with a punctal plug delivery system, in patients with OAG or OH over a six-week period. Sixty patients diagnosed with OAG/OH with a mean age of 65 years (30 to 90 years) were enrolled into the 44-µg cohort. The mean baseline IOP was 24.5 ± 2.4 mmHg for the patient population. Of the 60 patients enrolled, 47 (78%) completed Week-4 follow-up, had an IOP measurement at Week 4, and retained the L-PPDS in both eyes through Week 4. In this interim data analysis with currently available information, 13 patients (22%) discontinued L-PPDS treatment early: 11 patients (18%) due to loss of L-PPDS and 2 patients (3%) due to inadequate IOP control.

The L-PPDS has been well-tolerated over the testing period. Based on preliminary data, the overall adverse events range from 1.7% to 11.7%. The most common adverse events are eye itching (commonly seen with initial punctal plug wear and usually a part of adaptation) and eye irritation (occurring 11.7% and 8.3%, respectively). Increased lacrimation (tear production) and ocular discomfort (observed in the CORE study in 14.8% and 9.8% of patients, respectively) are currently reported in 6.7% and 1.7%, respectively, of patients with the 44-µg L-PPDS. Superficial punctate keratitis is reported in one patient (1.7%). No conjunctival or ocular hyperemia has been observed. Week-4 patient-reported comfort and tearing scores for the 44-µg L-PPDS are similar to those seen in CORE at the Week-4 time point: 88% of patients rated L-PPDS comfort as ‘no awareness’ or ‘mild awareness,’ while 76% of patients rated tearing as ‘none.’

Enrollment is complete and patient follow-up is continuing in the 44-µg cohort. Patients with OAG or OH are currently enrolling into the 81 µg cohort. Another Phase II trial of additional high-dose formulations is planned to begin in the third quarter of 2009.

Two supportive Phase II trials are ongoing. The first trial evaluates the effect of artificial tears preserved with benzalkonium chloride (AT-BAK) on IOP response to L-PPDS; 22 patients are currently enrolled and enrollment is continuing. The second trial compares IOP and safety outcomes based on L-PPDS placement (upper or lower punctum); enrollment is complete with 30 patients, and follow-up is ongoing.

The Device Study (Punctal Plug Prototype Designs)
This study is an ongoing, device, open-label, multicenter study conducted to investigate the safety, tolerability, comfort, ease of handling and insertion/removal, and retention of punctal plug prototype designs, in healthy subjects. Subjects are fitted with a punctal plug in each eye and wear the devices for 24 hours, after which the plugs are removed and replaced. Subjects then wear the devices for up to 12 weeks. Enrollment is ongoing. The preliminary overall retention rate of 75% after eight weeks of follow-up is based on a baseline sample of 447 eyes from 239 subjects who were fitted with prototypes from one family of designs. Subject comfort ratings for this design family are high (mean of 97 on a scale of 0-100 at Week 8), and physician handling assessments indicate that the devices are easy to insert and remove. Interim analyses show that these designs have been well tolerated. The most frequently reported adverse events for subjects fit with this family of designs have been increased lacrimation, eye irritation, and device migration (2.1% for each event); conjunctival hyperemia (1.7%); and conjunctival edema and eye disorder (1.3% for each event). Interim analyses of all punctal plug prototype designs in 590 subjects show that the most frequently reported adverse events overall have been device migration (3.7%), conjunctival hyperemia (1.3%), and eye irritation (1.0%).

Prototype punctal plug designs continue to be refined and evaluated to meet our retention criteria and converge with the identification of a dose formulation to progress into a Phase II, randomized, masked, multicenter trial in 2010.

About Latanoprost Punctal Plug Delivery System (L-PPDS)
The L-PPDS is a novel, sustained and controlled release drug delivery system that utilizes the puncta to house a drug-eluting device. The L-PPDS is currently being investigated as a treatment for OAG and OH patients to particularly address patient non-compliance issues. The punctal plug delivery system is a non-invasive drug delivery system that is being developed with a goal of enabling delivery of a variety of drugs to the eye over time through sustained release to the tear film.

About Prostaglandins
Prostaglandins represent the largest segment of the U.S. glaucoma market. Latanoprost is an active ingredient that has been approved by the Food and Drug Administration for reducing elevated intraocular pressure in patients with open-angle glaucoma or ocular hypertension and is marketed under the trade name Xalatan® in the U.S. Latanoprost is the most-prescribed glaucoma medicine in the world and in 2008 had franchise sales of $1.75 billion (Pfizer).

Conference call information
QLT Inc. will hold an investor conference call to discuss second quarter 2009 results and the preliminary L-PPDS study results today, Tuesday, July 28, 2009 at 8:30 a.m. ET (5:30 a.m. PT). The call with slides will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. For those dialing in to the call, the presentation slides will be available on QLT’s web site at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.

QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927

QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel® is a registered trademark of QLT USA, Inc.
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis.
Xalatan® is a registered trademark of Pfizer Health AB.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our expectations for timing to receive data from our L-PPDS studies; further investigations that we intend to conduct; our future expectations about our punctal plug delivery system; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

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